Exhibit 99.1

DowDuPont Reports Fourth Quarter and Full Year 2018 Results

•	4Q18 GAAP EPS from Continuing Ops of $0.21; Adj. EPS Increases 6% to $0.88

•	4Q18 GAAP Net Income from Continuing Ops of $513MM; Op. EBITDA Flat at $3.9B

•	FY18 GAAP EPS from Continuing Ops of $1.65; Adj. EPS Increases 21% on a Pro Forma Basis to $4.11

•	FY18 GAAP Net Income from Continuing Ops of $4.0B; Op. EBITDA Up 13% on a Pro Forma Basis to $18.3B
Fourth Quarter Financial Highlights

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GAAP earnings per share from continuing operations totaled $0.21. Adjusted earnings[1] per share increased 6 percent to $0.88, compared with the year-ago period of $0.83. Adjusted earnings per share excludes significant items in the quarter totaling net charges of $0.56 per share and an $0.11 per share charge for DuPont amortization of intangible assets.

•	Net sales were even with the year-ago period at $20.1 billion, as price and volume gains were offset by currency.

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Volume grew 1 percent from the year-ago period. Gains were achieved in Asia Pacific, up 8 percent and Latin America, up 9 percent, which more than offset volume declines in U.S. & Canada, down 3 percent and EMEA, down 1 percent.

•	Local price rose 1 percent, with gains in most regions. Currency decreased sales 2 percent.

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GAAP Net Income from Continuing Operations totaled $513 million. Operating EBITDA[1] was $3.9 billion, flat with the year-ago period, as cost synergies and local price gains were offset by margin compression in the Materials Science Division, lower equity earnings and a headwind from currency.

•	DowDuPont achieved cost synergy savings of more than $500 million in the quarter, and since merger close has now delivered more than $1.8 billion of cumulative savings.

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Cash flow from operations in the quarter was $5.1 billion compared to $1.8 billion in the year-ago period. After adjusting for the accounting and presentation change for accounts receivable securitization, cash flow from operations rose $0.9 billion year-over-year.

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The Company returned $2.3 billion to shareholders in the quarter through dividends ($0.9 billion) and share repurchases ($1.4 billion). DowDuPont intends to complete its remaining open share repurchases in the first quarter of 2019. Since merger close, the Company has returned nearly $10 billion to shareholders.

CEO Quote
“In our first full year as a merged company, we delivered consistently strong results. Pro forma sales rose 8 percent with gains in every geography. We delivered a 13 percent increase in operating EBITDA. And we raised our cost synergy expectation by 20 percent to $3.6 billion, while continuing to return significant capital to shareholders,” said Ed Breen, chief executive officer of DowDuPont.

“We remain on track for the separation of the new Dow on April 1, followed by Corteva from the new DuPont on June 1. We are excited about launching these three global companies, each set to be an industry leader with the right capital structure and now better positioned to serve customers, compete in their end markets and focus on their innovation priorities. We’ve also put in place strong leadership teams who are singularly focused on capitalizing on their competitive advantages and delivering on their substantial growth and cost synergy opportunities to create value both now and over the long-term.”

(1)
Adjusted earnings per share, Pro forma adjusted earnings per share, Operating EBITDA and Pro forma operating EBITDA are non-GAAP measures. See page 15 for further discussion. Full year 2017 information is on a pro forma basis and was determined in accordance with Article 11 of Regulation S-X.

(2)	Pension/OPEB (other post-employment benefit plans) costs include all components of net periodic benefit cost from continuing operations.

2018 Full-Year Highlights

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GAAP earnings per share from continuing operations totaled $1.65. Adjusted earnings per share was $4.11, up 21 percent versus pro forma results in the year-ago period. Adjusted earnings per share excludes significant items totaling net charges of $2.02 per share, as well as a $0.44 per share charge for DuPont amortization of intangible assets.

•	GAAP net sales increased 38 percent. Net sales increased 8 percent to $86.0 billion versus pro forma results in the year-ago period, with gains in all regions.

•	Volume grew 4 percent on a pro forma basis, with gains in most regions, led by double-digit growth in Asia Pacific.

•	Local price rose 3 percent on a pro forma basis, with gains in all regions. Currency increased sales 1 percent.

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GAAP Net Income from Continuing Operations totaled $4.0 billion. Operating EBITDA increased 13 percent to $18.3 billion versus pro forma results in the year-ago period, as cost synergies; local price gains; volume growth, including the benefit of new capacity additions; lower pension/OPEB costs; and higher equity earnings more than offset higher raw material costs.

•	DowDuPont achieved year-over-year cost synergy savings of $1.6 billion, surpassing its increased target of $1.5 billion.

•
Cash flow from operations totaled $4.7 billion and included discretionary pension contributions of approximately $2.2 billion. Excluding these discretionary contributions, cash flow from operations would have been $6.9 billion.

Fourth Quarter Division Highlights

Materials Science

•	Net sales decreased 1 percent to $11.8 billion, as volume growth of 1 percent was more than offset by local price and currency, each down 1 percent.

•	Operating EBITDA decreased 12 percent to $2.1 billion, driven by margin compression in isocyanates and polyethylene products and lower equity earnings.

•
Full-year sales increased 11 percent on a pro forma basis, with local price and volume gains in all regions. Operating EBITDA grew 10 percent on a pro forma basis, with gains in all segments, driven by local price and volume gains, including contributions from new capacity on the U.S. Gulf Coast; cost synergies; and higher equity earnings.

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The division achieved successful startups of the final assets in its first wave of U.S. Gulf Coast investments, bringing online its new NORDEL™ EPDM, high melt index elastomers and low density polyethylene trains, and completing the capacity expansion of a bi-modal gas phase polyethylene unit. Additionally, Sadara successfully completed its Creditors’ Reliability Test in the fourth quarter.

Performance Materials & Coatings
Performance Materials & Coatings reported net sales of $2.2 billion, down 1 percent from the year-ago period. Sales increases in most regions were more than offset by a decline in Asia Pacific. Local price increased 7 percent, with gains in all regions. Volume declined 6 percent, with decreases in both businesses and all regions. Currency decreased sales 2 percent versus the year-ago period.

Consumer Solutions and Coatings & Performance Monomers both reported modest sales declines on lower volume and unfavorable impacts from currency, which more than offset price gains in all regions. Consumer Solutions continued to capture price gains, while volume declined primarily due to proactive measures to improve product and business mix. Coatings & Performance Monomers sales declined as price increases in most regions were more than offset by lower demand and a headwind from currency.

Operating EBITDA increased to $421 million, up 5 percent from $400 million in the year-ago period. The increase was primarily due to higher local pricing and cost synergy capture, which more than offset volume declines and a $20 million impact from an extended turnaround in Performance Monomers.

Industrial Intermediates & Infrastructure
Industrial Intermediates & Infrastructure reported net sales of $3.7 billion, up 4 percent from net sales of $3.6 billion in the year-ago period. The sales increase was driven by gains in Asia Pacific and U.S. & Canada. Local price declined 2 percent with declines in most regions and both businesses. Volume grew 8 percent, with gains in most regions, including a double-digit gain in Asia Pacific. Currency decreased sales 2 percent versus the year-ago period.

Polyurethanes & CAV delivered sales gains in U.S. & Canada and Asia Pacific that more than offset declines in Latin America and EMEA. Volume grew high single-digits, led by a double-digit gain in Asia Pacific due to increased supply from the Sadara joint venture. A local price increase in U.S. & Canada was more than offset by price declines in Asia Pacific and EMEA, primarily due to lower isocyanates prices that, on a global basis, fell nearly 40 percent year-over-year. Industrial Solutions reported mid-single-digit sales growth, driven by volume gains in most regions, which more than offset modest price declines. The business’s volume growth was supported by greater production from the Sadara joint venture.

Operating EBITDA was $553 million, down 18 percent from $677 million in the year-ago period. The decline was primarily driven by a contraction in isocyanates and monoethylene glycol (MEG) prices that impacted both core business results and equity earnings. These headwinds were partly offset by volume gains and cost synergy capture.

The segment reported an equity loss of $15 million, compared with equity earnings of $71 million in the year-ago period. The decline was driven primarily by contraction in isocyanates prices and lower earnings from the Thai joint ventures.

Packaging & Specialty Plastics
Packaging & Specialty Plastics reported net sales of $5.9 billion, down 4 percent from net sales of $6.1 billion in the year-ago period. A double-digit sales gain in Asia Pacific and a mid-single-digit increase in Latin America were more than offset by declines in U.S. & Canada and EMEA. Local price declined 3 percent, driven by lower polyethylene product prices. Volume for the segment was flat, as gains in Asia Pacific and Latin America were offset by declines in U.S. & Canada and EMEA. Currency decreased sales 1 percent.

The Packaging and Specialty Plastics business grew volume, supported by higher demand in most regions and new capacity from Sadara and the U.S. Gulf Coast. Demand growth was led by Industrial & Consumer Packaging and Flexible Food & Specialty Packaging. The business also achieved volume gains in elastomers and in wire and cable applications. Hydrocarbons & Energy volume declined, primarily due to lower merchant market ethylene sales on greater internal downstream consumption from new asset startups.

Operating EBITDA was $1.1 billion, down 13 percent from operating EBITDA of $1.3 billion in the year-ago period. Cost synergies, increased supply from growth projects and lower commissioning and startup costs were more than offset by reduced equity earnings and margin contraction across polyethylene products due to price declines.

Equity earnings were $37 million, down 37 percent from the year-ago period. The decline was driven by higher equity losses from the Sadara joint venture due to polyethylene margin compression.

Specialty Products

•	Net sales increased 2 percent to $5.5 billion versus the year-ago period, with gains in most segments.

•	Local price rose 2 percent, and portfolio benefitted sales by 1 percent. Volumes were flat while currency decreased sales by 1 percent.

•	Operating EBITDA grew 13 percent to $1.8 billion versus the same quarter last year, with gains in all segments.

•
Full-year net sales grew 8 percent. Operating EBITDA grew 18 percent versus the prior-year period on a pro forma basis driven by cost synergies, lower pension/OPEB costs, higher volume and favorable currency, which more than offset higher raw material costs. The full year also benefitted from a portfolio gain as a result of the acquisition of FMC’s Health & Nutrition business.

Electronics & Imaging
Electronics & Imaging reported net sales of $1.2 billion, down 2 percent from the year-ago period as volume growth of 1 percent was offset by a 2 percent decline in local price and a 1 percent currency headwind.

Volume growth in the segment was led by continued strength in semiconductor technologies on strong demand in chemical mechanical planarization (CMP) and advanced packaging end-markets as well as double-digit gains in display technologies. These gains were partially offset by volume declines in interconnect solutions due to weaker smartphone sales and continued softness in the photovoltaics market. Volume gains in U.S. & Canada and Asia Pacific were offset by declines in EMEA.

Declines in local price were driven by weakness in the photovoltaics market.

Operating EBITDA for the segment was $685 million, an increase of 18 percent from $581 million in the year-ago period. Both the fourth quarter 2018 and the fourth quarter 2017 include a benefit associated with customer settlements within an equity affiliate.  The fourth quarter 2018 also includes income associated with an asset sale.  These items provided a net benefit of $142 million versus the year-ago period.  Excluding equity affiliate income, operating EBITDA was up 9 percent as a gain on an asset sale, cost synergies, and higher volume more than offset declines in local price.

Nutrition & Biosciences
Nutrition & Biosciences reported net sales of $1.6 billion, up 3 percent from the year-ago period. The increase was driven by a 4 percent portfolio benefit and a volume gain of 1 percent. Local price was flat and currency was a 2 percent headwind. The positive impact from portfolio-related actions was due to the acquisition of FMC’s Health & Nutrition business in late 2017.

Volume gains in the segment were led by Nutrition & Health on double-digit volume growth in probiotics, continued strength in systems & texturants and broad-based growth in Asia Pacific where volumes increased double-digits versus the year-ago period. These gains were partially offset by volume declines in Industrial Biosciences driven by a slow-down in demand from U.S. & Canada energy and carpet end-markets.

Operating EBITDA for the segment was $367 million, up 4 percent from operating EBITDA of $352 million in the year-ago period driven by cost synergies, a portfolio benefit and volume gains, which more than offset higher raw material costs.

Transportation & Advanced Polymers
Transportation & Advanced Polymers reported net sales of $1.3 billion, up 2 percent from the year-ago period. Local price increased 8 percent, partially offset by 5 percent volume and 1 percent currency headwinds.

Organic sales growth in the US & Canada and Asia Pacific was partially offset by declines in EMEA.

Local price increased 8 percent, mainly within engineering polymers, reflecting tight polymer supply and higher feedstock costs. Local price improved in all regions, led by Asia Pacific and EMEA.

Volume declined 5 percent due to auto build declines and weaker electronics demand in Asia Pacific and EMEA. Volume was down in all regions except the US & Canada.

Operating EBITDA for the segment totaled $389 million, an increase of 7 percent from $365 million in the year-ago period. Higher local price and cost synergies contributed to the improvement, more than offsetting lower volumes and higher raw material costs.

Safety & Construction
Safety & Construction reported net sales of $1.3 billion, up 4 percent from the year-ago period. Organic sales increased 6 percent driven by local price gains and higher volumes. Currency was a 1 percent headwind while the December 1, 2018 divestiture of the European XPS STYROFOAM™ business reduced sales by 1 percent.

Volume gains of 3 percent were driven by continued strength across industrial, oil and gas, aerospace and life and personal protection end-markets, resulting in strong volume growth in Nomex® fibers and Kevlar® high-strength materials, more than offsetting continued softness in U.S. residential construction demand. Volume increased in all regions.

Local price improved 3 percent with gains in all regions and across all lines of business, led by strength in Kevlar®.

Operating EBITDA for the segment totaled $343 million, an increase of 20 percent from $286 million in the year-ago period. Cost synergies, volume and local price gains drove the improvement, which more than offset higher raw material and freight costs.

Agriculture

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Net sales of $2.8 billion grew 1 percent in the fourth quarter, driven by sales of new Crop Protection products and the timing of seed shipments in Latin America and U.S & Canada, partly offset by currency pressures in Latin America. Volume and price rose 4 percent and 5 percent, respectively, offset by currency of 5 percent and the portfolio impact of the Brazil corn seed remedy of 3 percent.

•
Operating EBITDA grew 4 percent in the fourth quarter. Cost synergies and sales gains drove the improvement, which was partly offset by higher input costs and investments to support new product launches.

•
Full-year net sales of $14.3 billion were even with last year as organic sales growth of 1 percent was offset by a portfolio impact. Organic sales growth of 6 percent in crop protection was driven by new product sales, which more than offset currency pressures. Seed sales declined 4 percent as higher local price was more than offset by reduced volume related to lower planted area in U.S. & Canada and Latin America and the Brazil corn remedy.

•
Full-year operating EBITDA of $2.7 billion increased 4 percent as cost synergies, new product sales gains in Crop Protection and lower pension/OPEB costs more than offset higher input costs, investments to support new product launches and seed sales declines.

Fourth quarter net sales in Crop Protection increased 6 percent. Organic sales grew 10 percent on strong volumes, driven by new product launches (including picoxy-based products in Latin America, pasture and land management products and Enlist™ Herbicides), partly offset by a weather-related reduction in demand for nitrogen stabilizers. Higher local prices were offset by currency pressures, primarily in Latin America.

Fourth quarter net sales in Seeds decreased 4 percent. Organic sales increased 8 percent. Strong volume growth reflected the beginning of a recovery from the sale of the Dow AgroSciences Brazil corn seed remedy, an early start to the safrinha season in Latin America and the timing of seed shipments in U.S. & Canada. The negative portfolio impact reflected inclusion of two months of the Brazil corn remedy in last year’s quarter.

Fourth quarter operating EBITDA grew 4 percent as margin expansion from synergies and sales gains more than offset higher input costs and investments to support new product launches.

Outlook

“We expect global economic expansion to continue in 2019 at a moderately slower pace than 2018,” said Howard Ungerleider, chief financial officer of DowDuPont. “We continue to closely monitor macroeconomic and geopolitical developments, including ongoing trade negotiations and the pace of economic activity in China. In this environment, we remain focused on the actions in our control, including capitalizing on our growth investments, capturing cost synergy savings, delivering productivity actions and advancing our spin milestones.”

Conference Call
The Company will host a live webcast of its fourth quarter and full year earnings conference call with investors to discuss its results, business outlook and other matters today at 8:00 a.m. ET. The slide presentation that accompanies the conference call will be posted on the DowDuPont Investor Relations events and presentations page. A replay of the webcast will also be available on the investor events and presentations page of www.dow-dupont.com.

About DowDuPont™
DowDuPont (NYSE: DWDP) is a holding company comprised of The Dow Chemical Company and DuPont with the intent to form strong, independent, publicly traded companies in agriculture, materials science and specialty products sectors that will lead their respective industries through productive, science-based innovation to meet the needs of customers and help solve global challenges. For more information, please visit us at www.dow-dupont.com.

Contact Information:

Investors: Jennifer Driscoll jen.driscoll@dupont.com +1 302-774-4994	Neal Sheorey nrsheorey@dow.com +1 989-636-6347

Lori Koch lori.d.koch@dupont.com +1 302-774-4994

Media: Rachelle Schikorra ryschikorra@dow.com +1 989-638-4090	Dan Turner daniel.a.turner@dupont.com +1 302-996-8372

Cautionary Statement About Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “target,” and similar expressions and variations or negatives of these words.

DowDuPont plans to separate into three, independent, publicly traded companies-one for each of its agriculture, materials science and specialty products businesses (the “Intended Business Separations” and the transactions to accomplish the Intended Business Separations, the “separations”).

In furtherance of the Intended Business Separations, DowDuPont is engaged in a series of reorganization and realignment steps to realign its businesses so that the assets and liabilities aligned with the materials science business will be held by legal entities that will ultimately be subsidiaries of Dow Holdings Inc. (“Dow”) and the assets and liabilities aligned with the agriculture business will be held by legal entities that will ultimately be subsidiaries of Corteva Inc. (“Corteva”). Following this realignment, DowDuPont expects to distribute its materials science and agriculture businesses through two separate U.S. federal tax-free spin-offs in which DowDuPont stockholders, at the time of such spin-offs, will receive pro rata dividends of the shares of the capital stock of Dow and of Corteva, as applicable (the “distributions”).

Forward-looking statements by their nature address matters that are, to varying degrees, uncertain, including statements about the Intended Business Separations, the separations and distributions. Forward-looking statements, including those related to the DowDuPont’s ability to complete, or to make any filing or take any other action required to be taken to complete, the separations and distributions, are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements. Forward-looking statements also involve risks and uncertainties, many of which are beyond the DowDuPont’s control. Some of the important factors that could cause DowDuPont’s, Historical Dow’s or Historical DuPont’s actual results (including DowDuPont’s agriculture business, materials science business or specialty products business as conducted by and through Historical Dow and Historical DuPont) to differ materially from those projected in any such forward-looking statements include, but are not limited to: (i) ability and costs to achieve all the expected benefits, including anticipated cost and growth synergies, from the integration of Historical Dow and Historical DuPont and the Intended Business Separations; (either directly or as conducted through Historical Dow and Historical DuPont), (ii) the incurrence of significant costs in connection with the integration of Historical Dow and Historical DuPont and the Intended Business Separations; (iii) risks outside the control of DowDuPont, Historical Dow and Historical DuPont which could impact the decision of the DowDuPont Board of Directors to proceed with the Intended Business Separations, including, among others, global economic conditions, instability in credit markets, declining consumer and business confidence, fluctuating commodity prices and interest rates, volatile foreign currency exchange rates, tax considerations, and other challenges that could affect the global economy, specific market conditions in one or more of the industries of the businesses proposed to be separated, and changes in the regulatory or legal environment and requirement to redeem $12.7 billion of DowDuPont notes if the Intended Business Separations are abandoned or delayed beyond May 1, 2020; (iv) potential liability arising from fraudulent conveyance and similar laws in connection with the separations and distributions; (v) disruptions or business uncertainty, including from the Intended Business Separations, could adversely impact DowDuPont’s business (either directly or as conducted by and through Historical Dow or Historical DuPont), or financial performance and its ability to retain and hire key personnel; (vi) uncertainty as to the long-term value of DowDuPont common stock; (vii) potential inability to access the capital markets; and (viii) risks to DowDuPont’s, Historical Dow’s and Historical DuPont’s business, operations and results of operations from: the availability of and fluctuations in the cost of feedstocks and energy; balance of supply and demand and the impact of balance on prices; failure to develop and market new products and optimally manage product life cycles; ability, cost and impact on business operations, including the supply chain, of responding to changes in market acceptance, rules, regulations and policies and failure to respond to such changes; outcome of significant litigation, environmental matters and other commitments and contingencies; failure to appropriately manage process safety and product stewardship issues; global economic and capital market conditions, including the continued availability of capital and financing, as well as inflation, interest and currency exchange rates; changes in political conditions, including trade disputes and retaliatory actions; business or supply disruptions; security threats, such as acts of sabotage, terrorism or war, natural disasters and weather events and patterns which could result in a significant operational event for the DowDuPont, adversely impact demand or production; ability to discover, develop and protect new technologies and to protect and enforce the DowDuPont’s intellectual property rights; failure to effectively manage acquisitions, divestitures, alliances, joint ventures and other portfolio changes; unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism or outbreak of war or hostilities, as well as management’s response to any of the aforementioned factors. These risks are and will be more fully discussed in DowDuPont’s current, quarterly and annual reports and other filings made with the U. S. Securities and Exchange Commission (the “Commission”) as well as the preliminary registration statements on Form 10 of each of Dow and Corteva, in each case as may be amended from time to time in future filings with the Commission. While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on DowDuPont’s, Historical Dow’s, Historical DuPont’s, Dow’s or Corteva’ s consolidated financial condition, results of operations, credit rating or liquidity. None of DowDuPont, Historical Dow, Historical DuPont, Dow or Corteva assumes any obligation to publicly provide revisions or updates to any forward-looking statements whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws. A detailed discussion of some of the significant risks and uncertainties which may cause results and events to differ materially from such forward-looking statements is included in the section titled “Risk Factors” (Part I, Item 1A) of the 201[8] annual reports on Form 10-K of each of DowDuPont, Historical Dow and Historical DuPont and as set forth in the preliminary registration statements on Form 10 of each of Dow and Corteva, in each case as may be amended from time to time in future filings with the Commission.

Organic Sales
Net Sales on an organic basis excludes impacts of currency and portfolio.

Trademarks
We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. The Dow Diamond, DuPont Oval logo, DuPont™, the DowDuPont logo and all products, unless otherwise noted, denoted with ™, ℠ or ® are trademarks, service marks or registered trademarks of The Dow Chemical Company, E. I. du Pont de Nemours and Company, DowDuPont Inc. or their respective subsidiaries or affiliates. Solely for convenience, the trademarks, service marks and trade names referred to in this communication may appear without the ™, ℠ or ® symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, service marks and trade names. This communication may also contain trademarks, service marks and trade names of certain third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this communication is not intended to, and should not be read to, imply a relationship with or endorsement or sponsorship of us.

Correct use of marks should be confirmed with business as appropriate.

Copyright
©2019 DowDuPont. All rights reserved

Merger of Equals
Effective August 31, 2017, pursuant to the merger of equals transaction contemplated by the Agreement and Plan of Merger, dated as of December 11, 2015, as amended on March 31, 2017 (the "Merger Agreement"), The Dow Chemical Company ("Historical Dow") and E. I. du Pont de Nemours & Company ("Historical DuPont") each merged with subsidiaries of DowDuPont Inc. ("DowDuPont" or the "Company") and, as a result, Historical Dow and Historical DuPont became subsidiaries of DowDuPont Inc. (the "Merger"). Historical Dow was determined to be the accounting acquirer in the Merger and, as a result, the financial statements of Historical Dow, prepared under U.S. generally accepted accounting principles ("U.S. GAAP"), for the periods prior to the Merger are considered to be the historical financial statements of DowDuPont.

Unaudited Pro Forma Financial Information
In order to provide the most meaningful comparison of results of operations and results by segment, supplemental unaudited pro forma financial information has been included in the following financial schedules. The unaudited pro forma financial information is based on the historical consolidated financial statements and accompanying notes of both Historical Dow and Historical DuPont and has been prepared to illustrate the effects of the Merger, assuming the Merger had been consummated on January 1, 2016. For the twelve months ended December 31, 2017, pro forma adjustments have been made for (1) the purchase accounting impact, (2) accounting policy alignment, (3) the elimination of the effect of events that are directly attributable to the Merger Agreement (e.g., one-time transaction costs), (4) the elimination of the impact of transactions between Historical Dow and Historical DuPont, and (5) the elimination of the effect of consummated divestitures agreed to with certain regulatory agencies as a condition of approval for the Merger. The unaudited pro forma financial information was based on and should be read in conjunction with the separate historical financial statements and accompanying notes contained in each of the Historical Dow and Historical DuPont Annual Reports on Form 10-K for the year ended December 31, 2017. The pro forma financial information was prepared in accordance with Article 11 of Regulation S-X. The results for the three months ended December 31, 2018 and 2017 and the twelve months ended December 31, 2018, are presented on a U.S. GAAP basis.

The unaudited pro forma financial information has been presented for informational purposes only and is not necessarily indicative of what DowDuPont's results of operations actually would have been had the Merger been completed as of January 1, 2016, nor is it indicative of the future operating results of DowDuPont. The unaudited pro forma information does not reflect restructuring or integration activities or other costs following the Merger that may be incurred to achieve cost or growth synergies of DowDuPont and does not reflect measurement period adjustments subsequent to the Merger. For further information on the unaudited pro forma financial information, please refer to the Company's Current Report on Form 8-K dated October 26, 2017.

Non-GAAP Financial Measures
This earnings release includes information that does not conform to U.S. GAAP and are considered non-GAAP measures. These measures include the Company's pro forma consolidated results and pro forma earnings per share on an adjusted basis. Management uses these measures internally for planning, forecasting and evaluating the performance of the Company's segments, including allocating resources. DowDuPont's management believes that these non-GAAP measures best reflect the ongoing performance of the Company during the periods presented and provide more relevant and meaningful information to investors as they provide insight with respect to ongoing operating results of the Company and a more useful comparison of year-over-year results. These non-GAAP measures supplement the Company's U.S. GAAP disclosures and should not be viewed as an alternative to U.S. GAAP measures of performance. Furthermore, such non-GAAP measures may not be consistent with similar measures provided or used by other companies. Non-GAAP measures included in this release are defined below. Reconciliations for these non-GAAP measures to U.S. GAAP are provided in the Selected Financial Information and Non-GAAP Measures starting on page 15. DowDuPont does not provide forward-looking U.S. GAAP financial measures or a reconciliation of forward-looking non-GAAP financial measures to the most comparable U.S. GAAP financial measures on a forward-looking basis because the Company is unable to predict with reasonable certainty the ultimate outcome of pending litigation, unusual gains and losses, foreign currency exchange gains or losses and potential future asset impairments, as well as discrete taxable events, without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP results for the guidance period.

Adjusted earnings per share is defined as "Earnings per common share from continuing operations - diluted" excluding the after-tax impact of significant items and the after-tax impact of amortization expense associated with Historical DuPont's intangible assets. Pro forma adjusted earnings per share is defined as "Pro Forma earnings per common share from continuing operations - diluted" excluding the after-tax impact of pro forma significant items and the after-tax impact of pro forma amortization expense associated with Historical DuPont's intangible assets. Although amortization of Historical DuPont's intangible assets is excluded from these non-GAAP measures, management believes it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in amortization of additional intangible assets.

Operating EBITDA is defined as earnings (i.e., "Income from continuing operations before income taxes") before interest, depreciation, amortization and foreign exchange gains (losses), excluding the impact of significant items. Pro forma operating EBITDA is defined as pro forma earnings (i.e., "Pro Forma income from continuing operations before income taxes") before interest, depreciation, amortization and foreign exchange gains (losses), excluding the impact of significant items.

Discussion of segment revenue, operating EBITDA and price/volume metrics on a divisional basis for Agriculture is based on the results of the Agriculture segment; for Materials Science is based on the combined results of the Performance Materials & Coatings segment, the Industrial Intermediates & Infrastructure segment and the Packaging & Specialty Plastics segment; and for Specialty Products is based on the combined results of the Electronics & Imaging segment, the Nutrition & Biosciences segment, the Transportation & Advanced Polymers segment and the Safety & Construction segment. The Corporate segment is not included in the division metrics. The segment disclosures have been presented in this manner for informational purposes only and should not be viewed as an indication of each division’s current or future operating results on a standalone basis assuming completion of the Intended Business Separations.

DowDuPont Inc.
Consolidated Statements of Income

(In millions, except per share amounts) Unaudited	Three Months Ended		Twelve Months Ended
	Dec 31, 2018	Dec 31, 2017	Dec 31, 2018	Dec 31, 2017
Net sales	$20,099	$20,066	$85,977	$62,484
Cost of sales	15,567	16,650	65,333	49,791
Research and development expenses	749	786	3,060	2,141
Selling, general and administrative expenses	1,566	1,584	6,709	4,064
Amortization of intangibles	479	457	1,903	1,013
Restructuring, goodwill impairment and asset related charges - net	364	3,114	1,105	3,280
Integration and separation costs	782	502	2,463	1,101
Equity in earnings of nonconsolidated affiliates	316	362	1,001	764
Sundry income (expense) - net	252	145	592	417
Interest expense and amortization of debt discount	432	354	1,504	1,082
Income (Loss) from continuing operations before income taxes	728	(2,874)	5,493	1,193
Provision (Credit) for income taxes on continuing operations	215	(1,715)	1,489	(476)
Income (Loss) from continuing operations, net of tax	513	(1,159)	4,004	1,669
Loss from discontinued operations, net of tax	—	(57)	(5)	(77)
Net income (loss)	513	(1,216)	3,999	1,592
Net income attributable to noncontrolling interests	38	47	155	132
Net income (loss) available for DowDuPont Inc. common stockholders	$475	$(1,263)	$3,844	$1,460

Per common share data:
Earnings (Loss) per common share from continuing operations - basic	$0.21	$(0.52)	$1.66	$0.97
Loss per common share from discontinued operations - basic	—	(0.02)	—	(0.05)
Earnings (Loss) per common share - basic	$0.21	$(0.54)	$1.66	$0.92
Earnings (Loss) per common share from continuing operations - diluted	$0.21	$(0.52)	$1.65	$0.95
Loss per common share from discontinued operations - diluted	—	(0.02)	—	(0.04)
Earnings (Loss) per common share - diluted	$0.21	$(0.54)	$1.65	$0.91

Weighted-average common shares outstanding - basic	2,282.1	2,326.9	2,301.0	1,579.8
Weighted-average common shares outstanding - diluted	2,292.9	2,326.9	2,315.5	1,598.1
Note: The consolidated statements of income for the three months ended December 31, 2018 and 2017 and the twelve months ended December 31, 2018, reflect the results of Historical Dow and Historical DuPont. The consolidated statements of income for the twelve months ended December 31, 2017, reflect the results of Historical Dow for all periods and the results of Historical DuPont for the period beginning on and after September 1, 2017.

DowDuPont Inc.
Consolidated Balance Sheets

(In millions, except share amounts) Unaudited	Dec 31, 2018	Dec 31, 2017
Assets
Current Assets
Cash and cash equivalents (variable interest entities restricted - 2018: $82; 2017: $107)	$13,482	$13,438
Marketable securities	134	956
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables - 2018: $191; 2017: $127)	12,376	11,314
Other	4,963	5,579
Inventories	16,621	16,992
Other current assets	2,027	1,614
Total current assets	49,603	49,893
Investments
Investment in nonconsolidated affiliates	5,204	5,336
Other investments (investments carried at fair value - 2018: $1,699; 2017: $1,512)	2,701	2,564
Noncurrent receivables	477	680
Total investments	8,382	8,580
Property
Property	75,343	73,304
Less accumulated depreciation	39,495	37,057
Net property (variable interest entities restricted - 2018: $734; 2017: $907)	35,848	36,247
Other Assets
Goodwill	59,032	59,527
Other intangible assets (net of accumulated amortization - 2018: $7,414; 2017: $5,550)	30,965	33,274
Deferred income tax assets	1,724	1,869
Deferred charges and other assets	2,476	2,774
Total other assets	94,197	97,444
Total Assets	$188,030	$192,164
Liabilities and Equity
Current Liabilities
Notes payable	$2,165	$1,948
Long-term debt due within one year	637	2,067
Accounts payable:
Trade	9,457	9,134
Other	3,656	3,727
Income taxes payable	857	843
Accrued and other current liabilities	7,943	8,409
Total current liabilities	24,715	26,128
Long-Term Debt (variable interest entities nonrecourse - 2018: $75; 2017: $249)	37,662	30,056
Other Noncurrent Liabilities
Deferred income tax liabilities	5,435	6,266
Pension and other postretirement benefits - noncurrent	15,909	18,581
Asbestos-related liabilities - noncurrent	1,142	1,237
Other noncurrent obligations	6,988	7,969
Total other noncurrent liabilities	29,474	34,053
Stockholders' Equity
Common stock (authorized 5,000,000,000 shares of $0.01 par value each; issued 2018: 2,352,430,301 shares; 2017: 2,341,455,518 shares)	24	23
Additional paid-in capital	81,960	81,257
Retained earnings	30,536	29,211
Accumulated other comprehensive loss	(12,394)	(8,972)
Unearned ESOP shares	(134)	(189)
Treasury stock at cost (2018: 83,452,554 shares; 2017: 14,123,049 shares)	(5,421)	(1,000)
DowDuPont's stockholders' equity	94,571	100,330
Noncontrolling interests	1,608	1,597
Total equity	96,179	101,927
Total Liabilities and Equity	$188,030	$192,164

DowDuPont Inc.
Pro Forma Consolidated Statements of Income

In millions, except per share amounts (Unaudited)	Twelve Months Ended
	Dec 31, 2018	Dec 31, 2017
	As Reported	Pro Forma
Net sales	$85,977	$79,535
Cost of sales [1]	65,333	60,184
Research and development expenses [1]	3,060	3,146
Selling, general and administrative expenses [1]	6,709	6,735
Amortization of intangibles	1,903	1,743
Restructuring, goodwill impairment and asset related charges - net	1,105	3,593
Integration and separation costs	2,463	1,499
Equity in earnings of nonconsolidated affiliates	1,001	804
Sundry income (expense) - net [1]	592	127
Interest expense and amortization of debt discount	1,504	1,256
Income from continuing operations before income taxes	$5,493	$2,310
Provision (Credit) for income taxes on continuing operations	1,489	(602)
Income from continuing operations, net of tax	$4,004	$2,912
Net income attributable to noncontrolling interests	155	159
Net income from continuing operations available for DowDuPont Inc. common stockholders	$3,849	$2,753

Per common share data:
Earnings per common share from continuing operations - basic	$1.66	$1.18
Earnings per common share from continuing operations - diluted	$1.65	$1.17

Weighted-average common shares outstanding - basic	2,301.0	2,323.9
Weighted-average common shares outstanding - diluted	2,315.5	2,346.1

1.
Amounts shown in the pro forma consolidated statements of income for the twelve months ended December 31, 2017, have been updated from the Company's Current Report on Form 8-K dated October 26, 2017, to reflect reclassifications required under Accounting Standards Update 2017-07, "Compensation - Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost," which was adopted on January 1, 2018, and required retrospective application.

DowDuPont Inc.
Pro Forma Net Sales by Segment and Geographic Region

Net Sales by Segment and Geographic Region	Three Months Ended		Twelve Months Ended
In millions (Unaudited)	Dec 31, 2018	Dec 31, 2017	Dec 31, 2018	Dec 31, 2017
	As Reported	As Reported	As Reported	Pro Forma
Agriculture	$2,817	$2,787	$14,301	$14,342
Performance Materials & Coatings	2,196	2,210	9,575	8,768
Industrial Intermediates & Infrastructure	3,695	3,554	15,116	12,640
Packaging & Specialty Plastics	5,868	6,092	24,096	22,392
Electronics & Imaging	1,169	1,193	4,720	4,775
Nutrition & Biosciences	1,628	1,581	6,801	5,952
Transportation & Advanced Polymers	1,319	1,297	5,620	5,131
Safety & Construction	1,341	1,290	5,453	5,142
Corporate	66	62	295	393
Total	$20,099	$20,066	$85,977	$79,535
U.S. & Canada	$6,891	$7,034	$32,090	$30,986
EMEA [1]	5,471	5,584	24,371	21,932
Asia Pacific	5,132	4,893	20,416	17,906
Latin America	2,605	2,555	9,100	8,711
Total	$20,099	$20,066	$85,977	$79,535

Net Sales Variance by Segment, Geographic Region and Division	Three Months Ended Dec 31, 2018					Twelve Months Ended Dec 31, 2018 [2]
	Local Price & Product Mix	Currency	Volume	Portfolio / Other [3]	Total	Local Price & Product Mix	Currency	Volume	Portfolio / Other [3]	Total
Percent change from prior year
Agriculture	5%	(5)%	4%	(3)%	1%	3%	—%	(2)%	(1)%	—%
Performance Materials & Coatings	7	(2)	(6)	—	(1)	10	1	(2)	—	9
Industrial Intermediates & Infrastructure	(2)	(2)	8	—	4	5	1	14	—	20
Packaging & Specialty Plastics	(3)	(1)	—	—	(4)	1	2	5	—	8
Electronics & Imaging	(2)	(1)	1	—	(2)	(1)	1	1	(2)	(1)
Nutrition & Biosciences	—	(2)	1	4	3	1	1	3	9	14
Transportation & Advanced Polymers	8	(1)	(5)	—	2	6	2	2	—	10
Safety & Construction	3	(1)	3	(1)	4	1	1	4	—	6
Total	1%	(2)%	1%	—%	—%	3%	1%	4%	—%	8%
U.S. & Canada	1%	—%	(3)%	—%	(2)%	3%	—%	—%	1%	4%
EMEA [1]	1	(2)	(1)	—	(2)	4	4	2	1	11
Asia Pacific	(1)	(2)	8	—	5	2	1	11	—	14
Latin America	1	(5)	9	(3)	2	4	(3)	4	(1)	4
Total	1%	(2)%	1%	—%	—%	3%	1%	4%	—%	8%
Agriculture	5%	(5)%	4%	(3)%	1%	3%	—%	(2)%	(1)%	—%
Materials Science	(1)	(1)	1	—	(1)	4	1	6	—	11
Specialty Products	2	(1)	—	1	2	2	1	3	2	8
Total	1%	(2)%	1%	—%	—%	3%	1%	4%	—%	8%

1.	Europe, Middle East and Africa.

2.	As reported net sales in the current period compared with pro forma net sales in the prior period.

3.
Pro forma net sales for Agriculture excludes sales related to the November 30, 2017, divestiture of a portion of Historical Dow AgroSciences' corn seed business in Brazil for the period January 1, 2017 through August 31, 2017. Sales from September 1, 2017 through November 30, 2017, are included in Portfolio & Other. Pro forma net sales for Packaging & Specialty Plastics excludes sales related to the September 1, 2017, divestiture of the global Ethylene Acrylic Acid ("EAA") copolymers and ionomers business for the period January 1, 2017 through August 31, 2017. Portfolio & Other includes sales for the acquisition of the H&N Business acquired on November 1, 2017, impacting Nutrition & Biosciences. Portfolio & Other also reflects the following divestitures: SKC Haas Display Films group of companies (divested June 30, 2017) and the authentication business (divested on January 6, 2017), both impacting Electronics & Imaging; and, the divestiture of the global food safety diagnostic business (divested February 28, 2017), impacting Nutrition & Biosciences.

DowDuPont Inc.
Selected Financial Information and Non-GAAP Measures

Operating EBITDA by Segment [1]	Three Months Ended		Twelve Months Ended
In millions (Unaudited)	Dec 31, 2018	Dec 31, 2017	Dec 31, 2018	Dec 31, 2017
	As Reported	As Reported	As Reported	Pro Forma
Agriculture	$233	$224	$2,705	$2,611
Performance Materials & Coatings	421	400	2,170	1,774
Industrial Intermediates & Infrastructure	553	677	2,543	2,282
Packaging & Specialty Plastics	1,104	1,274	4,926	4,698
Electronics & Imaging	685	581	1,902	1,840
Nutrition & Biosciences	367	352	1,632	1,296
Transportation & Advanced Polymers	389	365	1,702	1,319
Safety & Construction	343	286	1,427	1,194
Corporate	(178)	(221)	(714)	(848)
Total	$3,917	$3,938	$18,293	$16,166

Equity in Earnings (Losses) of Nonconsolidated Affiliates by Segment [2]	Three Months Ended		Twelve Months Ended
	Dec 31, 2018	Dec 31, 2017	Dec 31, 2018	Dec 31, 2017
In millions (Unaudited)	As Reported	As Reported	As Reported	Pro Forma
Agriculture	$1	$4	$—	$(5)
Performance Materials & Coatings	—	9	4	40
Industrial Intermediates & Infrastructure	(15)	71	284	172
Packaging & Specialty Plastics	37	59	287	194
Electronics & Imaging	288	217	412	375
Nutrition & Biosciences	4	3	16	19
Transportation & Advanced Polymers	(4)	(3)	—	7
Safety & Construction	5	3	24	18
Corporate	—	(1)	(26)	(16)
Total	$316	$362	$1,001	$804

Reconciliation of "Income (loss) from continuing operations, net of tax" to "Operating EBITDA"	Three Months Ended		Twelve Months Ended
	Dec 31, 2018	Dec 31, 2017	Dec 31, 2018	Dec 31, 2017
In millions (Unaudited)	As Reported	As Reported	As Reported	Pro Forma
Income (loss) from continuing operations, net of tax	$513	$(1,159)	$4,004	$2,912
+ Provision (Credit) for income taxes on continuing operations	215	(1,715)	1,489	(602)
Income (loss) from continuing operations before income taxes	$728	$(2,874)	$5,493	$2,310
+ Depreciation and amortization	1,468	1,451	5,918	5,546
- Interest income [3]	66	61	210	230
+ Interest expense and amortization of debt discount	432	354	1,504	1,256
- Foreign exchange gains (losses), net [3,4]	74	(79)	(184)	(457)
EBITDA	$2,488	$(1,051)	$12,889	$9,339
- Adjusted significant items [5]	(1,429)	(4,989)	(5,404)	(6,827)
Operating EBITDA	$3,917	$3,938	$18,293	$16,166

1.
The Company uses Operating EBITDA (for the three months ended December 31, 2018 and 2017 and the twelve months ended December 31, 2018) and Pro Forma Operating EBITDA (for the twelve month periods ended December 31, 2017), as its measure of profit/loss for segment reporting. The Company defines Operating EBITDA as earnings (i.e., “Income (loss) from continuing operations before income taxes”) before interest, depreciation, amortization and foreign exchange gains (losses), excluding the impact of significant items. Pro Forma Operating EBITDA is defined as pro forma earnings (i.e., pro forma “Income (loss) from continuing operations before income taxes”) before interest, depreciation, amortization and foreign exchange gains (losses), excluding the impact of adjusted significant items.

2.	Does not exclude the impact of significant items.

3.	Included in "Sundry income (expense) - net."

4.
Excludes a $50 million pretax foreign exchange loss significant item related to adjustments to foreign currency exchange contracts for the change in the U.S. tax rate during the twelve months ended December 31, 2018.

5.	Adjusted significant items, excluding the impact of one-time transaction costs directly attributable to the Merger and reflected in the pro forma adjustments.

Cash Flows from Operating Activities Excluding the Impact of ASU 2016-15 and Additional Interpretive Guidance [1]	Three Months Ended		Twelve Months Ended

In millions	Dec 31, 2018	Dec 31, 2017	Dec 31, 2018	Dec 31, 2017
Cash flows from operating activities - Updated for impact of ASU 2016-15 and additional interpretive guidance (GAAP)	$5,101	$1,757	$4,731	$(765)
Less: Impact of ASU 2016-15 and additional interpretive guidance	—	(2,473)	(657)	(9,462)
Cash flows from operating activities - Excluding impact of ASU 2016-15 and additional interpretive guidance (non-GAAP)	$5,101	$4,230	$5,388	$8,697

1.
Reconciles cash flows from operating activities to cash flows from operating activities excluding the impact of ASU 2016-15 and related interpretive guidance as management believes this non-GAAP financial measure is relevant and meaningful as it presents cash flows from operating activities inclusive of all trade accounts receivable collection activity, which the Company utilizes in support of its operating activities.

DowDuPont Inc.
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Three Months Ended Dec 31, 2018
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$728	$475	$0.21
Less: Significant items
Inventory step-up amortization	(134)	(114)	(0.05)	Cost of sales
Integration and separation costs	(782)	(710)	(0.31)	Integration and separation costs
Restructuring and asset related charges - net	(368)	(288)	(0.13)	Restructuring, goodwill impairment and asset related charges - net ($364 million); Equity in earnings of nonconsolidated affiliates ($4 million)
Loss on divestitures [4]	(16)	(15)	(0.01)	Sundry income (expense) - net
Losses on early extinguishment of debt	(129)	(99)	(0.04)	Sundry income (expense) - net
Income tax related items [5]	—	(52)	(0.02)	Provision for income taxes on continuing operations
Total significant items	$(1,429)	$(1,278)	$(0.56)
Less: Historical DuPont amortization of intangibles	(326)	(258)	(0.11)	Amortization of intangibles
Adjusted results (non-GAAP)	$2,483	$2,011	$0.88

Significant Items Impacting Results for the Three Months Ended Dec 31, 2017
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$(2,874)	$(1,206)	$(0.52)
Less: Significant items
Inventory step-up amortization	(1,116)	(933)	(0.40)	Cost of sales ($1,109 million); Equity in earnings of nonconsolidated affiliates ($7 million)
Integration and separation costs	(502)	(351)	(0.15)	Integration and separation costs
Restructuring, goodwill impairment and asset related charges - net	(3,114)	(2,842)	(1.21)	Restructuring, goodwill impairment and asset related charges - net
Gain on divestiture [6]	635	419	0.18	Sundry income (expense) - net
Settlement of benefit plan obligations [7]	(892)	(594)	(0.25)	Cost of sales ($201 million); Selling, general and administrative expenses ($4 million); Sundry income (expense) - net ($687 million)
Income tax related items [8]	—	1,347	0.57	Provision for income taxes on continuing operations
Total significant items	$(4,989)	$(2,954)	$(1.26)
Less: Historical DuPont amortization of intangibles	(300)	(208)	(0.09)	Amortization of intangibles
Adjusted results (non-GAAP)	$2,415	$1,956	$0.83
1. "Income from continuing operations before income taxes."
2. "Net income available for DowDuPont Inc. common stockholders" excluding the impact of discontinued operations. The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3. "Earnings per common share from continuing operations - diluted."

4.	Includes pretax losses relating to divestitures in Safety & Construction ($14 million) and Agriculture ($2 million).

5.	Related to the effects of U.S. Tax Reform.
6. Pretax gain related to the sale of a portion of Historical Dow AgroSciences' corn seed business in Brazil.
7. Pretax settlement charge related to the payment of plan obligations to certain participants of a Historical Dow U.S. non-qualified pension plan as a result of the Merger.

8.
Includes a net tax benefit of $1,086 million related to the recognition of the effects of U.S. tax reform, as well as a net tax benefit of $261 million related to an internal legal entity restructuring associated with the intended business separations.

DowDuPont Inc.
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Twelve Months Ended Dec 31, 2018
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$5,493	$3,849	$1.65
Less: Significant items
Inventory step-up amortization	(1,628)	(1,359)	(0.58)	Cost of sales
Integration and separation costs	(2,463)	(2,156)	(0.93)	Integration and separation costs
Restructuring and asset related charges - net	(1,109)	(878)	(0.38)	Restructuring, goodwill impairment and asset related charges - net ($1,105 million); Equity in earnings of nonconsolidated affiliates ($4 million)
Net loss on divestitures and changes in joint venture ownership [4]	(19)	(23)	(0.01)	Sundry income (expense) - net
Losses on early extinguishment of debt	(135)	(104)	(0.04)	Sundry income (expense) - net
Income tax related items [5]	(50)	(180)	(0.08)	Sundry income (expense) - net ($50 million); Provision for income taxes on continuing operations ($180 million)
Total significant items	$(5,404)	$(4,700)	$(2.02)
Less: Historical DuPont amortization of intangibles	(1,284)	(1,015)	(0.44)	Amortization of intangibles
Adjusted results (non-GAAP)	$12,181	$9,564	$4.11

Significant Items Impacting Pro Forma Results for the Twelve Months Ended Dec 31, 2017
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Pro forma results	$2,310	$2,753	$1.17
Less: Significant items
Inventory step-up amortization	(1,483)	(1,231)	(0.53)	Cost of sales ($1,469 million); Equity in earnings of nonconsolidated affiliates ($14 million)
Litigation related charges, awards and judgments [6]	(332)	(215)	(0.08)	Sundry income (expense) - net
Integration and separation costs	(1,499)	(1,028)	(0.44)	Integration and separation costs
Restructuring, goodwill impairment and asset related charges - net	(3,594)	(3,161)	(1.34)	Restructuring, goodwill impairment and asset related charges - net
Gains on divestitures [7]	1,031	645	0.28	Sundry income (expense) - net
Settlement of benefit plan obligations [8]	(892)	(594)	(0.25)	Cost of sales ($201 million); Selling, general and administrative expenses ($4 million); Sundry income (expense) - net ($687 million)
Transaction costs and productivity actions	(58)	(37)	(0.02)	Cost of sales ($49 million); Selling, general and administrative expenses ($9 million)
Income tax related items [9]	—	1,151	0.48	Provision for income taxes on continuing operations
Total significant items	$(6,827)	$(4,470)	$(1.90)
Less: Historical DuPont amortization of intangibles	(1,119)	(766)	(0.33)	Amortization of intangibles
Adjusted pro forma results (non-GAAP)	$10,256	$7,989	$3.40
1. "Income from continuing operations before income taxes" or pro forma "Income from continuing operations before income taxes."
2. "Net income available for DowDuPont Inc. common stockholders" excluding the impact of discontinued operations, or pro forma "Net income from continuing operations available for DowDuPont Inc. common stockholders." The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3. "Earnings per common share from continuing operations - diluted" or pro forma "Earnings per common share from continuing operations - diluted."

4.
Includes a $14 million pretax loss on a divestiture in Safety & Construction, a $20 million pretax gain related to Historical Dow's sale of its equity interest in MEGlobal, a net $22 million pretax gain on Agriculture asset sales and a pretax loss of $47 million for post-closing adjustments related to the Dow Silicones ownership restructure.

5.
Includes $14 million of tax expense related to the effects of U.S. Tax Reform, plus a $50 million pretax foreign exchange loss ($38 million tax expense) related to adjustments to foreign currency exchange contracts for the change in the U.S. tax rate. Also includes a tax valuation allowance recorded against the net deferred tax asset position of a Brazilian legal entity ($75 million tax expense), a tax charge related to the elimination of a tax benefit resulting from Historical

DowDuPont Inc.
Selected Financial Information and Non-GAAP Measures

DuPont’s third quarter 2018 principal U.S. pension plan discretionary contribution ($27 million tax expense) and a tax charge related to an internal legal entity restructuring associated with the Intended Business Separations ($26 million tax expense).

6.
Reflects a pretax gain related to a Historical Dow patent infringement matter with Nova Chemicals Corporation ($137 million) and a pretax charge for Historical Dow AgroSciences' arbitration matter with Bayer CropScience ($469 million).

7.
Reflects pretax gains of $635 million related to the sale of a portion of Historical Dow AgroSciences' corn seed business in Brazil, $227 million related to the sale of Historical Dow's global EAA copolymers and ionomers business, $162 million related to the sale of Historical DuPont's global food safety diagnostics business and $7 million related to post-closing adjustments on the 2015 split-off of Historical Dow's chlorine value chain.

8.	Pretax settlement charge related to the payment of plan obligations to certain participants of a Historical Dow U.S. non-qualified pension plan as a result of the Merger.

9.
Includes a net tax benefit of $1,086 million related to the recognition of the effects of new U.S. tax legislation; a net tax benefit of $261 million related to an internal legal entity restructuring associated with the Intended Business Separations; tax expense of $267 million related to changes in tax attributes resulting from the Merger, including a reduction in a deferred tax asset in Germany and the recognition of deferred tax gains in the United States; tax expense of $29 million related to the elimination of a Historical DuPont tax benefit recorded in 2016 due to Historical DuPont's second quarter 2017 principal U.S. pension plan contribution; and a tax benefit of $100 million related to a reduction in Historical DuPont's unrecognized tax benefits and reversal of associated interest due to the closure of various tax statutes of limitations.